EXHIBIT 11

                   COMPUTATION OF NET INCOME PER COMMON SHARE

                                                                          DECEMBER 31
                                             ---------------------------------------------------------------------
                                                 1995           1994          1993         1992           1991
                                             -----------    -----------   -----------   -----------    -----------

(A)   Net Income (Loss)                      $  (581,864)   $   459,290   $   843,479   $   834,705    $   200,652
                                             ===========    ===========   ===========   ===========    ===========

      Weighted Average of
      Common Shares Out-
      standing                                 1,550,685      1,541,670     1,590,653     1,308,037      1,351,864


      Potential Shares
      Attributable to
      Options Outstanding                         38,676        107,976       121,808        57,413          6,722
                                             -----------    -----------   -----------   -----------    -----------

(B)   Weighted Average of Common
      and Common Equivalent
      Shares Outstanding                       1,589,361      1,649,646     1,712,461     1,365,450      1,358,586
                                             ===========    ===========   ===========   ===========    ===========

      Primary Net Income (Loss) Per Common
      Share (A/B)                            $      (.37)   $       .28   $       .49   $       .49*   $       .12*
                                             ===========    ===========   ===========   ===========    ===========


* Restated to reflect a five-for-four stock split, effected in the form of a 25% stock dividend to Shareholders of record on March 19, 1993.